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                                                                         EX 99.2


                               MULTIGRAPHICS, INC.
                             STOCK OPTION AGREEMENT
                           FOR NON-EMPLOYEE DIRECTORS


     Multigraphics, Inc., a Delaware corporation (the "Company"), hereby grants to ______________ (the "Optionee") as of _________ (the "Grant Date"), pursuant to the provisions of the Multigraphics, Inc. Stock Incentive Plan for Directors (the "Plan"), a non-qualified option to purchase from the Company (the "Option") [10,000] [5,000] shares of its Common Stock, $.025 par value ("Stock"), at the price of $____ per share upon and subject to the terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

     1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless the Optionee shall accept this Agreement by executing it in the space provided below and returning such original execution copy to the Company.

     2.   Time and Manner of Exercise of Option.

     2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after 5:00 p.m., Chicago time, on [insert 10-year anniversary of Grant Date] (the "Expiration Date").

     2.2. Exercise of Option. (a) The Option is exercisable as to 100% of the Stock subject to the Option on the date hereof.

     (b) If the Optionee's service as a director of the Company terminates for any reason, the Option shall be exercisable by the Optionee or the Optionee's Legal Representative for a period extending from the effective date of such termination until the earliest to occur of (1) the date which is seven months after the effective date of such termination of service as a director and (2) the Expiration Date.

     (c) Notwithstanding Sections 2.1 and 2.4 and the exercise period set forth above in Section 2.2(b), in the event the Company is involved in a business combination, including a business combination which is intended to be treated as a pooling of interests for financial accounting purposes (a "Pooling Transaction"), in connection with which the Optionee receives a substitute option to purchase securities of any entity, including an entity directly or indirectly acquiring the Company:

(1) if the acquisition of the substitute option by the Optionee may be treated as a purchase for purposes of Section 16(b) of the Exchange Act and the Optionee's service as a director of the Company is terminated for any reason during the nine-month period beginning three months prior to the consummation of such business combination, then the Option (or option in


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substitution thereof) shall be exercisable until and including the latest to occur of (i) the date determined pursuant to Section 2.2(b), (ii) the date which is seven months after the consummation of such business combination and (iii) the Expiration Date; or

(2) if the Optionee is restricted from disposing of a security (or security underlying a security) issued in connection with the Pooling Transaction and the purpose of such restriction is to ensure that the Pooling Transaction is accounted for as a pooling of interests (the "Pooling Restriction") and the Optionee's service as a director of the Company is terminated for any reason during the nine-month period beginning three months prior to the consummation of such business combination, then the Option (or option in substitution thereof) shall be exercisable until and including the latest to occur of (i) the date determined pursuant to Section 2.2(b), (ii) the date which is one month after the date of expiration of the Pooling Restriction and (iii) the Expiration Date.

     2.3 Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee (1) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (i) in cash, (ii) by delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and in each case for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (iv) a combination of (i) and
(ii) and (2) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (ii) - (iv). Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the full purchase price therefor has been paid.

     2.4 Termination of Option. (a) Subject to Section 2.2(c), in no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not exercised pursuant to Section 2.3 or earlier terminated pursuant to Section 2.2, on the Expiration Date.

     (b) In the event that rights to purchase all or a portion of the shares of Stock subject to the Option expire or are exercised, canceled or forfeited, the Optionee shall, upon the Company's request, promptly return this Agreement to the Company for full or partial cancellation, as the case may be. Such cancellation shall be effective regardless of whether the Optionee returns this Agreement. If the Optionee continues to have rights to purchase shares of Stock hereunder, the Company shall, within 10 days of the Optionee's delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the



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Option has expired or been exercised, canceled or forfeited or (ii)
issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.

     3.   Additional Terms and Conditions of Option.

     3.1. Nontransferability of Option. The Option may not be transferred by the Optionee other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, during the Optionee's lifetime the Option is exercisable only by the Optionee or the Optionee's Legal Representative. Except to the extent permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber, or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

     3.2. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Board without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of
(A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. The decision of the Board regarding any such adjustment shall be final, binding and conclusive.

     3.3. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery.

     3.4. Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.



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     3.5. Option Confers No Rights to Continue to Serve as a Director. In no
event shall the granting of the Option or its acceptance by the Optionee give or be deemed to give the Optionee any right to continue to serve, to be elected or reelected to serve or to be nominated to serve as a director of the Company.

     3.6. Decisions of Board. The Board shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board regarding the Plan or this Agreement shall be final, binding and conclusive.

     3.7. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.

     3.8. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.

     4.   Miscellaneous Provisions.

     4.1 Legal Representative. As used herein, the term "Legal Representative" shall include an executor, administrator, legal representative, guardian or similar person.

     4.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

     4.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

     4.4. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.



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     4.5. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.


                                           MULTIGRAPHICS, INC.


                                           By: ________________________________
                                               Name:
                                               Title:


Accepted this ______ day of

_________________, 199_.


___________________________
        Optionee





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